Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Tiziana Life Sciences Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.001 per share	(1)	Other	15,000,000	$1.38	$20,700,000.00	0.0001381	$2,858.67

Total Offering Amounts:						$20,700,000.00		2,858.67
Total Fee Offsets:								0.00
Net Fee Due:								$2,858.67

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the Registrant’s ordinary shares, par value $0.001 per share (“Ordinary Shares”) that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on February 18, 2026.

The Registrant does not have any fee offsets.